Filed Pursuant to Rule 424(b)(3)

Registration No. 333-115255

Prospectus Supplement to Prospectus dated June 10, 2004.

4,655,644 Shares

R.R. Donnelley & Sons Company

Common Stock

This is a public offering of common stock of R.R. Donnelley & Sons Company. All of the 4,655,644 shares are being offered by the selling stockholders. R.R. Donnelley will not receive any of the proceeds from the sale of the shares being offered by this prospectus supplement.

In a separate transaction to be entered into prior to the delivery of the shares of common stock offered under this prospectus supplement and closing contemporaneously therewith, R.R. Donnelley will repurchase from the selling stockholders named in this prospectus supplement 5,964,804 shares of common stock, representing their remaining ownership of R.R. Donnelley’s common stock, at the same per share price, set forth below, at which Goldman, Sachs & Co. has agreed to purchase the shares of R.R. Donnelley’s common stock from the selling stockholders.

The common stock is listed on the New York Stock Exchange under the symbol “RRD”. The last reported sale price of the common stock on December 31, 2004 was $35.29 per share.

See “ Risk Factors” beginning on page 3 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co. has agreed to purchase the common stock from the selling stockholders at a price of $33.53 per share which will result in $156,103,743.32 of proceeds to the selling stockholders.

Goldman, Sachs & Co. may offer the common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on January 6, 2005.

Goldman, Sachs & Co.

Prospectus Supplement dated January 3, 2005.

RR DONNELLEY

RR Donnelley is the world’s premier full-service global print provider and the largest printing company in North America, serving customers in the publishing, healthcare, advertising, retail, technology, financial services, and many other industries. Founded 140 years ago, RR Donnelley provides solutions in commercial printing, forms and labels, direct mail, financial printing, print fulfillment, business communication outsourcing, logistics, online services, digital photography, and content and database management.

On February 27, 2004, RR Donnelley completed its acquisition of Moore Wallace with each common share of Moore Wallace being exchanged for 0.63 of a share of common stock of RR Donnelley. We believe the acquisition will continue to enhance our combined competitive position within the industry by enabling us to become a full-service global print provider with highly complimentary products and services. We also believe the acquisition will enable us to improve profitability, achieve significant cost and procurement synergies and leverage complementary products and services through cross-selling opportunities; however, implementing reorganization activities will result in future charges, which may be substantial.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on the New York Stock Exchange, Toronto Stock Exchange, Chicago Stock Exchange and Pacific Exchange, Inc. Quarterly prices of our common stock, as reported on the New York Stock Exchange-Composite Transactions, and dividends paid per share during the three years ended December 31, 2004, are contained in the chart below:

	High	Low	Dividends Paid
Year Ended December 31, 2002:
First Quarter	$31.35	$27.50	$0.24
Second Quarter	32.10	25.76	0.24
Third Quarter	28.40	22.63	0.25
Fourth Quarter	23.55	18.50	0.25

Year Ended December 31, 2003:
First Quarter	$23.35	$16.94	$0.25
Second Quarter	26.47	18.17	0.25
Third Quarter	27.59	23.06	0.26
Fourth Quarter	30.15	24.75	0.26

Year Ended December 31, 2004:
First Quarter	$32.50	$27.62	$0.26
Second Quarter	33.27	28.37	0.26
Third Quarter	33.14	29.33	0.26
Fourth Quarter	35.37	30.55	0.26

On December 31, 2004, the last sale price of our common stock as reported on the New York Stock Exchange was $35.29 per share.

SELLING STOCKHOLDERS

The table below sets forth, as of December 31, 2004 and as adjusted for the sale of 4,655,644 shares of our common stock offered hereby by the selling stockholders listed below, information concerning the beneficial ownership of our common stock by the selling stockholders in this offering. After giving effect to the sale of 4,655,644 shares of our common stock offered hereby by the selling stockholders listed below and the repurchase by us of 5,964,804 shares of our common stock from the selling stockholders listed below, the selling stockholders will no longer have any beneficial ownership of our common stock.

A person is deemed to have “beneficial ownership” of any shares of common stock when a person or persons have the right to acquire them within 60 days after the date of this prospectus supplement. For purposes of computing the percentage of outstanding shares of common stock held by each selling stockholder named below, any shares which a selling stockholder has the right to acquire within 60 days after the date of this prospectus supplement is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Selling Stockholder	Number of Shares	Percent of Class		Number of Shares	Percent of Class
Greenwich Street Capital Partners II, L.P.(1)	9,488,073	4.37%		5,328,823	2.43%
Greenwich Street Employees Fund, L.P.(1)	566,415		*	318,120		*
Greenwich Fund, L.P.(1)	321,396		*	180,507		*
GSCP Offshore Fund, L.P.(1)	197,802		*	111,091		*
TRV Executive Fund, L.P.(1)	46,762		*	26,263		*

*	Before the date of this prospectus supplement, the selling securityholder owns less than 1% of our common stock.
(1)	Greenwich Street Investments II, L.L.C. is the general partner of each of the selling stockholders (the “GSC Investors”). GSCP (NJ), L.P. is the manager of each of the GSC Investors. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. Alfred C. Eckert III (a member of our board of directors), Keith W. Abell, Richard M. Hayden, Robert A. Hamwee, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner are the executive officers and stockholders of GSCP (NJ), Inc., limited partners of GSCP (NJ), L.P. and managing members of Greenwich Street Investments II, L.L.C. (except for Mr. Wagner).

For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, because of their relationship with the GSC Investors, each of Greenwich Street Investments II, L.L.C., GSCP (NJ), L.P., GSCP (NJ), Inc., Messrs. Abell, Hayden, Hamwee, Inglesby, Kaufman and Wagner and Ms. Vanden Beukel (collectively, the “GSC Investor Affiliates”) may be deemed to beneficially own the securities held by the GSC Investors. Notwithstanding the foregoing, the GSC Investor Affiliates disclaim beneficial ownership of the securities held by the GSC Investors except to the extent of their pecuniary interest in the securities.

UNDERWRITING

R.R. Donnelley & Sons Company, the selling stockholders identified herein and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 4,655,644 shares offered hereby.

Goldman, Sachs & Co. is committed to take and pay for all of the shares being offered, if any are taken.

Goldman, Sachs & Co. proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Goldman, Sachs & Co. may be deemed to have received compensation in the form of underwriting discounts. Goldman, Sachs & Co. may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. and / or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. In addition, Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

RR Donnelley, its directors, certain of its executive officers and the selling stockholders have agreed with Goldman, Sachs & Co., subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to the sale by the selling stockholders to RR Donnelley of shares of common stock in the transaction to be closed contemporaneously with the offering or to any transactions pursuant to existing employee benefit plans.

In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of RR Donnelley’s common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of RR Donnelley’s common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of RR Donnelley’s common stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Goldman, Sachs & Co. has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing of the offering, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to RR Donnelley; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

Goldman, Sachs & Co. has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

RR Donnelley will pay all expenses incurred with respect to the offering, other than underwriting discounts and commissions relating to the sale of the shares of common stock owned by the selling stockholders, which will be borne by the selling stockholders. RR Donnelley estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

RR Donnelley and the selling stockholders have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for RR Donnelley, for which they received or will receive customary fees and expenses.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and for the underwriters by Sidley Austin Brown & Wood LLP, Chicago, Illinois. In addition to representing the underwriters, Sidley Austin Brown & Wood LLP from time to time represents RR Donnelley and its affiliates on other matters.

PROSPECTUS

R. R. DONNELLEY & SONS COMPANY

10,620,451 SHARES OF COMMON STOCK

This prospectus relates to an offering by the selling securityholders named herein of 10,620,451 shares of common stock, par value $1.25 per share, including the preferred stock purchase rights appurtenant thereto, of R. R. Donnelley & Sons Company, which we refer to as the registrant. In this prospectus we will refer to the shares of common stock and the preferred stock purchase rights collectively as the securities. See “Selling Securityholders.” The registrant will not receive any proceeds from the sale of the securities.

The selling securityholders may offer the securities from time to time and in any of several different ways in accordance with their registration rights, as described under “Selling Securityholders” and “Plan of Distribution.”

The registrant’s securities are currently listed on the New York Stock Exchange, the Toronto Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol “RRD.” On May 6, 2004, the last sale reported on the New York Stock Exchange was $29.11 per security and the last sale reported on the Toronto Stock Exchange was C$39.73 per security.

AN INVESTMENT IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. PLEASE READ THE INFORMATION UNDER THE CAPTION “ RISK FACTORS” BEGINNING ON PAGE 3 TO LEARN ABOUT SOME FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

The Date of this Prospectus is June 10, 2004.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SECURITIES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY TO THE DATE OF THE PROSPECTUS.

Unless otherwise indicated, all references in this prospectus to currency are to United States dollars.

RISK FACTORS

A purchase of the securities offered by this prospectus involves various risks. These risks include, but are not limited to, the principal factors listed below and the other matters set forth in this prospectus or incorporated by reference in this prospectus. You should carefully consider all of these risks.

Risks Relating to the Acquisition of Moore Wallace Incorporated

We may be unable to integrate the operations of the registrant and Moore Wallace Incorporated successfully and may not achieve the cost savings and increased revenues anticipated for the combined company.

Achieving the anticipated benefits of the acquisition of Moore Wallace Incorporated, which we refer to as Moore Wallace, will depend in part upon our ability to integrate the two companies’ businesses in an efficient and effective manner. Our attempt to integrate two companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. In particular, the necessity of coordinating geographically dispersed organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the businesses of the combined company. The process of integrating operations after the transaction could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. Employee uncertainty and lack of focus during the integration process may also disrupt the businesses of the combined company. Any inability of management to integrate the operations of the registrant and Moore Wallace successfully could have a material adverse effect on the business and financial condition of the combined company.

In addition to integrating the two companies’ businesses, the combined company will need to complete the integration of the Moore Wallace and Wallace Computer Services, Inc. businesses following the merger of those two companies in May 2003. The management of the combined company may be presented with significant challenges in being required to integrate the operations of three businesses at one time. There can be no assurance that management of the combined company will be able to integrate the operations of each of the businesses successfully or that the anticipated synergies between our companies will be realized. Moreover, the timing of synergies realized, if any, is uncertain.

Our rationale for the Moore Wallace acquisition was, in part, predicated on our ability to realize cost savings and to increase revenues through the combination of two strong companies. Achieving these cost savings and revenue increases is dependent upon a number of factors, many of which are beyond our control. We may not be able to achieve the anticipated cross-selling opportunities, the development and marketing of more comprehensive commercial printing product offerings and solutions, cost savings and revenue growth. An inability to realize the full extent of, or any of, the anticipated benefits of the transaction, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses, operating results and financial condition of the combined company.

We have incurred significant transaction costs and will incur significant combination-related and restructuring costs in connection with the Moore Wallace acquisition.

Moore Wallace and the registrant have incurred or will pay transaction fees and other expenses related to the Moore Wallace acquisition of approximately $105 million, including financial advisors’ fees, filing fees, legal and accounting fees, soliciting fees, regulatory fees, mailing costs and debt financing fees and expenses to refinance the current outstanding Moore Wallace debt. Furthermore, we expect to incur significant costs associated with combining the operations of the two companies. However, it will be difficult to predict the specific size of those charges before completion of the integration process. The combined company may incur additional unanticipated costs as a consequence of difficulties arising from our efforts to integrate the operations of the two companies.

Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, can offset incremental transaction, combination-related and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near future, or at all.

We may lose employees due to uncertainties associated with the Moore Wallace acquisition.

The success of the combined company after the Moore Wallace acquisition will depend in part upon our ability to retain key employees of both companies. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that we will be able to retain key employees to the same extent that we have been able to do so in the past.

Risks Relating to the Businesses of the registrant, Moore Wallace and the Combined Company

The business of the combined company is subject to risks that have affected the businesses of the registrant and Moore Wallace.

The business of the combined company is subject to numerous risks that have affected the businesses of the registrant and Moore Wallace, including:

•	competition with other communication services providers based on pricing and other factors, including pricing pressure brought on by excess capacity and current economic conditions;

•	fluctuations in the cost of paper, ink, other raw materials and fuel used;

•	changes in postal rates and postal regulations;

•	seasonal fluctuations in overall demand for services;

•	changes in customer demand;

•	changes in the advertising and printing markets;

•	changes in the capital markets that affect demand for financial printing;

•	the financial condition of our customers;

•	our ability to continue to obtain improved operating efficiencies;

•	our ability to continue to develop new solutions for our customers;

•	the general condition of the U.S. economy and the economies of other countries in which we operate;

•	war or acts of terrorism affecting the overall business climate;

•	changes in the rules and regulations to which we are subject and the cost of complying with these rules and regulations, including environmental and health and welfare benefit regulations;

•	changes in the costs of healthcare and other benefits provided to our employees; and

•	changes in the rules and regulations to which our customers are subject, particularly those affecting privacy or the printing requirements of financial services or telecommunications customers.

For a discussion of the registrant’s business, together with factors to consider in connection therewith, see the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 and the registrant’s other filings with the Securities and Exchange Commission that are incorporated by reference into this offering memorandum. See “Where You Can Find More Information.”

There are risks associated with operations outside the United States and Canada.

The combined company has significant operations outside the United States and Canada. Revenues from the registrant’s and Moore Wallace’s operations outside the United States and Canada accounted for approximately 10% of their combined revenues for the year ended December 31, 2003. As a result, the combined company is subject to the risks inherent in conducting business outside the United States and Canada, including the impact of economic and political instability.

The combined company is exposed to significant risks related to potential adverse changes in currency exchange rates.

The combined company is exposed to market risks resulting from changes in the currency exchange rates of the Canadian dollar and other currencies. Although operating in local currencies may limit the impact of currency rate fluctuations on the operating results of our non-U.S. subsidiaries and business units, fluctuations in such rates may affect the translation of these results into the combined company’s financial statements. To the extent revenues and expenses are not in the applicable local currency, the combined company may enter into foreign currency forward contracts to hedge the currency risk. We cannot be sure, however, that the combined company’s efforts at hedging will be successful. There is always a possibility that attempts to hedge currency risks will lead to even greater losses than predicted. In addition, because of the combined company’s operations outside the United States, significant revenues and expenses will be denominated in local currencies.

Risks Related to Our Industry

The highly competitive market for the combined company’s products and industry consolidation will create adverse pricing pressures.

Although the combined company is a diversified printing company, the markets for the majority of the combined company’s product categories are highly fragmented, and the combined company has a large number of competitors. We believe that excess capacity in the combined company’s markets, combined with current economic conditions, have caused downward pricing pressure and increased competition. In addition, consolidation in the markets in which the registrant and Moore Wallace competed in the past, and could in the future, may increase competitive pricing pressures.

The substitution of electronic delivery and online distribution for printed materials may adversely affect our businesses.

Electronic delivery of documents and data and the online distribution and hosting of media content offer alternatives to traditional delivery of printed documents. Consumer acceptance of electronic delivery is uncertain, as is the extent to which consumers are replacing traditional reading of print materials with online hosted media content, and we have no ability to predict the rates of their acceptance of these alternatives. To the extent that our customers accept these alternatives, many of our businesses may be adversely affected.

WHERE YOU CAN FIND MORE INFORMATION

The Registration Statement

We have filed a registration statement with the United States Securities and Exchange Commission, which we refer to as the Commission, that registers the securities offered by this prospectus.

The registration statement that we filed with the Commission, including the attached exhibits and schedules, contains additional relevant information about the registrant and its securities. The Commission allows us to omit some information included in the registration statement from this prospectus. You should read the entire registration statement in order to obtain this additional information.

Filings with the Commission

In addition, we file reports, proxy statements and other information with the Commission on a regular basis. You may read and copy this information or obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission’s Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0030. Our Commission filings are also available to the public over the Internet at the Commission’s web site at http://www.sec.gov.

Documents Incorporated by Reference

THE COMMISSION ALLOWS US TO “INCORPORATE BY REFERENCE” INFORMATION INTO THIS PROSPECTUS. THIS MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING YOU TO ANOTHER DOCUMENT FILED SEPARATELY WITH THE COMMISSION. This information incorporated by reference is a part of this prospectus, unless we provide you with different information in this prospectus or the information is modified or superseded by a subsequently filed document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. They contain important information about the registrant and its financial condition.

(a) The registrant’s annual report on Form 10-K for the year ended December 31, 2003;

(b) The registrant’s current reports on Form 8-K and 8-K/A filed with the Commission on January 12, 2004 (other than information furnished under Item 12), February 5, 2004 (other than information furnished under Item 12), February 20, 2004, February 25, 2004, February 27, 2004, March 2, 2004, March 15, 2004, March 15, 2004, March 16, 2004 and May 6, 2004 (other than information furnished under Item 12);

(c) The registrant’s definitive proxy statement on Schedule 14A (File No. 001-04694) filed with the Commission on January 20, 2004;

(d) The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A (File No. 001-04694) filed with the Commission on July 27, 1993, including any amendment or report filed for the purpose of updating such description; and

(e) The description of the registrant’s preferred stock purchase rights contained in the registrant’s registration statement on Form 8-A (File No. 001-04694) filed with the Commission on June 5, 1996, including any amendment or report filed for the purpose of updating such description.

This prospectus also incorporates by reference additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, (as amended, and together with the rules and regulations thereunder, the “Exchange Act”), after the time of filing of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this offering. These documents include annual reports, quarterly reports and other current reports, as well as proxy statements that will automatically update and supersede the information in this prospectus.

You can obtain any of the documents incorporated by reference in this document from us or from the Commission through the Commission’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address or number:

Secretary

R. R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois 60601

Telephone: (312) 326-8000

Other Information

We have not authorized anyone to give you any information about us or this offering that is different from what we tell you in this prospectus or in any of the materials that we have incorporated into this document. If anyone gives you any other information about us, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements Made in this Prospectus

In this prospectus, we make forward-looking statements about our financial condition, results of operations and business. Forward-looking statements are statements made by us concerning events that may or may not occur in the future. These statements may be made directly in this document or may be “incorporated by reference” from other documents. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

Forward-Looking Statements are not Guarantees of Future Performance

Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those identified under “Risk Factors” above, elsewhere in this prospectus and incorporated by reference in this prospectus that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following:

•	general economic and business conditions;

•	changes in customer preferences;

•	competition;

•	availability of raw materials;

•	the integration of any acquisition, including the integration of transferred employees;

•	changes in our business strategy;

•	our indebtedness;

•	quality of our management and business abilities and the judgment of our personnel;

•	the availability, terms and deployment of capital; and

•	various other factors referenced in this prospectus and our Form 10-K.

See “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1: Business” in our Form 10-K for a further discussion of these factors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The securities may be sold by this prospectus by the selling securityholders. We will not receive any proceeds from the sales of the securities, but we will bear some of the expenses. See “Plan of Distribution—Expenses” for a description of the payment of expenses.

DESCRIPTION OF SECURITIES

The authorized capital stock of the registrant consists of: (i) 500,000,000 shares of common stock, par value $1.25 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of March 31, 2004, 217,242,234 shares of common stock were issued and outstanding. No shares of preferred stock are currently outstanding, but 500,000 shares have been designated as Series A Junior Participating Preferred Stock. See “—Preferred Stock Purchase Rights” beginning on page 11.

The following summary description of the capital stock of the registrant does not purport to be complete and is qualified in its entirety by reference to the restated certificate of incorporation and by-laws of the registrant, the Rights Agreement (which we refer to in this document as the rights agreement), dated as of April 25, 1996, between the registrant and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent, and the DGCL. If you would like more information on the common stock, preferred stock purchase rights and preferred stock of the registrant, you should review those documents, each of which the registrant has incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 6.

Common Stock

Subject to the prior dividend rights as may be fixed by the board of directors of the registrant in creating a new series of preferred stock, holders of the registrant’s common stock are entitled to receive, from funds legally available therefor, dividends when and as declared by the board of directors.

The holders of the registrant’s common stock are entitled to one vote for each share held, without the right to cumulate votes for the election of directors. Under the restated certificate of incorporation:

•	the board of directors is divided into three classes, and each director is elected to serve for a three-year term;

•	the number of directors which constitutes the full board of directors shall be not less than nine nor more than 15; and

•	the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the registrant’s stock of each class having voting power is required to amend or repeal the foregoing provisions.

The registrant may not sell, lease or exchange all or substantially all of its property and assets nor may it merge or consolidate except with a corporation of which at least 90% of the outstanding shares of each class of stock is owned by the registrant, unless authorized by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the registrant’s stock of each class having voting power with respect to the proposed transaction. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the registrant’s stock of each class having voting power is required to amend or repeal this provision.

If the registrant liquidates, dissolves or winds up its affairs, the holders of the registrant’s common stock will be entitled to receive, after its creditors have been paid and the holders of any then outstanding series of preferred stock have received their liquidation preferences, all of the remaining assets of the registrant in proportion to their share holdings. Holders of the registrant’s common stock do not have pre-emptive rights to acquire any securities of the registrant. The outstanding shares of the registrant’s common stock are fully paid and are nonassessable. The outstanding shares of the registrant’s common stock are listed on the New York Stock Exchange, the Toronto Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange.

Preferred Stock Purchase Rights

Each outstanding share of the registrant’s common stock has attached to it one right (which we refer to in this section of this document as a right) to purchase from the registrant one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $140 per right (which we refer to in this document as the purchase price).

The rights are attached to shares of the registrant’s common stock, and no separate rights certificates will be distributed prior to the distribution date (as defined below). The rights will separate from the registrant’s common stock upon the earliest of:

•	10 days following a public announcement that a person or group (which person or group we refer to in this document as an acquiring person), together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the registrant’s common stock (which we refer to in this document as the stock acquisition date);

•	10 business days, or such later date as the registrant’s board of directors shall determine, following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of the registrant’s common stock; or

•	10 business days following a determination by the registrant’s board of directors that a person (whom we refer to in this document as an adverse person), alone or together with its affiliates and associates, has become the beneficial owner of more than 10% of the outstanding shares of the registrant’s common stock and that

•	such beneficial ownership is intended to cause the registrant to repurchase the registrant’s common stock beneficially owned by such person or to cause pressure on the registrant to take action or enter into transactions intended to provide such person with short-term financial gain under circumstances where the board of directors determines that the best long-term interests of the registrant would not be served by taking such action or entering into such transactions at the time; or

•	such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including impairment of relationships with customers or impairment of the registrant’s ability to maintain its competitive position) on the business or prospects of the registrant.

In this document we refer to the earliest of the dates described in the three preceding bullet points as the distribution date.

Until the distribution date, or earlier redemption or expiration of the rights, the rights may be transferred only with the common stock to which they are attached.

The rights will become first exercisable on the distribution date and will expire at the close of business on August 8, 2006, unless earlier redeemed by the registrant as described below. Notwithstanding the foregoing, the rights will not be exercisable after the occurrence of a triggering event (as defined below) until the registrant’s right of redemption has expired.

As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the registrant’s common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will evidence the rights. Except for shares of the registrant’s common stock issued or sold after the distribution date pursuant to the exercise of stock options or under any employee benefit plan or arrangement granted or awarded prior to the distribution date, or the exercise, conversion or exchange of securities issued by the registrant, and except as otherwise determined by the registrant’s board of directors, only shares of the registrant’s common stock issued prior to the distribution date will be issued with rights.

If any person becomes:

•	an acquiring person, except:

•	pursuant to an offer for all outstanding shares of the registrant’s common stock which the independent directors of the registrant determines to be fair to and otherwise in the best interest of the registrant and its securityholders after receiving advice from one or more investment banking firms (which we refer to in this document as a qualifying offer) and

•	for persons who report their ownership on Schedule 13G under the Exchange Act or on Schedule 13D under the Exchange Act, provided that they do not state any intention to, or reserve the right to, control or influence the management or policies of the registrant and such persons certify that they became an acquiring person inadvertently and they agree that they will not acquire any additional shares of the registrant’s common stock; or

•	an adverse person,

then the rights will “flip-in” and entitle each holder of a right, except as provided below, to purchase, upon exercise at the then current purchase price, that number of shares of the registrant’s common stock having a market value of two times the then current purchase price. In this document we refer to occurrence of either event described in the two preceding bullet points as a triggering event.

Any rights beneficially owned at any time on or after the earlier of the distribution date and the stock acquisition date by an acquiring person, an adverse person or an affiliate or associate of an acquiring person or an adverse person, whether or not such ownership is subsequently transferred, will become null and void upon the occurrence of a triggering event, and any holder of such rights will have no right to exercise such rights.

If, following a stock acquisition date, the registrant is acquired in a merger or other business combination in which the registrant’s common stock does not remain outstanding or is changed, other than a merger consummated pursuant to a qualifying offer, or 50% of the consolidated assets or earning power of the registrant is sold or otherwise transferred to any person, other than to the registrant or any of its subsidiaries, in one transaction or a series of related transactions, the rights will “flip-over” and entitle each holder of a right, except as provided in the preceding paragraph, to purchase, upon the exercise of the right at the then current purchase price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price.

At any time until the earlier of:

•	ten days following the stock acquisition date; and

•	August 8, 2006,

the registrant may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment. The registrant may, at its option, pay the redemption price in cash, shares of the registrant’s common stock, based on the current market price of the common stock at the time of redemption, or any other form of consideration deemed appropriate by the registrant’s board of directors. Immediately upon the action of the registrant’s board of directors ordering the redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of rights will be to receive the applicable redemption price. In addition, after a triggering event, at the election of the registrant’s board of directors, the outstanding rights, other than those beneficially owned by an acquiring person, adverse person or an affiliate or associate of an acquiring person or adverse person, may be exchanged, in whole or in part, for shares of the registrant’s common stock or shares of the registrant’s preferred stock having essentially the same value or economic rights as shares of common stock. Immediately upon the action of the registrant’s board of directors ordering any such exchange, and without any further action or any notice, the rights, other than rights that are not subject to the exchange, will terminate, and the rights will only entitle holders to receive the shares issuable upon the exchange.

Until a right is exercised, the holder of the right will have no rights as a shareholder of the registrant, including, without limitation, the right to vote or to receive dividends.

At any time prior to the distribution date, the registrant may, without the approval of any holder of the rights, supplement or amend any provision of the rights agreement. After the distribution date, the rights agreement may be amended only:

•	to cure ambiguities;

•	to correct inconsistent provisions;

•	to shorten or lengthen any time period under the rights agreement; or

•	in ways that do not adversely affect the holders of the rights, other than an acquiring person or adverse person.

From and after the distribution date, the rights agreement may not be amended to lengthen:

•	a time period relating to when the rights may be redeemed at any time when the rights are not then redeemable; or

•	any other time period unless the lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of the rights, other than an acquiring person or adverse person.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the registrant on terms not approved by the registrant’s board of directors. The rights should not interfere with any merger or other business combination approved by the registrant’s board of directors because the registrant’s board of directors may, at its option, at any time until 10 days following the stock acquisition date, redeem all, but no less than all, of the then outstanding rights at the applicable redemption price.

Preferred Stock

The registrant’s board of directors is authorized to provide for the issuance from time to time of shares of preferred stock in one or more series and to fix the designation, dividend rate, voting powers, redemption price or prices, voluntary and involuntary liquidation prices, sinking fund provisions, if any, conversion provisions, if any, and any other rights and preferences applicable to the shares of such series. If shares of preferred stock are issued that have been designated to receive cumulative dividends or that include sinking fund requirements, conversion or redemption provisions, such issuance could have an adverse effect on the availability of earnings for distribution to the holders of common stock.

SELLING SECURITYHOLDERS

Overview

•	7,211,078 of the securities offered by this prospectus by the selling securityholders relate to 21,692,311 common shares of Moore Wallace that were received in connection with the conversion by Chancery Lane/GSC Investors, L.P., which we refer to as the Partnership, of Moore Wallace’s $70.5 million subordinated convertible debenture due June 30, 2009, which we refer to as the Debenture, in December 2001 and subsequent liquidation of the Partnership;

•	1,039,500 of the securities offered by this prospectus by the selling securityholders relate to 1,650,000 common shares of Moore Wallace that were received by Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P., which we collectively refer to as the GSC Investors, as an inducement to obtain the early conversion of the Debenture; and

•	2,369,873 of the securities offered by this prospectus by the selling securityholders relate to 3,814,202 common shares of Moore Wallace that were received by the GSC Investors in connection with Moore Wallace’s acquisition of all of the outstanding shares of Payment Processing Solutions, Inc., which we refer to as PPS, in December 2003.

All of the securities offered by this prospectus are being registered under registration rights received in connection with the purchase of the Debenture in December 2000 by the Partnership and additional registration rights received by the Partnership upon the conversion of the Debenture into common shares in December 2001. Pursuant to the Combination Agreement dated November 8, 2003, as amended by First Amendment to Combination Agreement dated February 19, 2004 (“Combination Agreement”), we agreed to be bound by the terms of the registration rights granted to the Partnership upon the consummation of our combination with Moore Wallace. The Combination Agreement further provided that Moore Wallace common shareholders were entitled to receive 0.63 of a share of our common stock for each Moore Wallace common share that they owned, including the corresponding percentage of rights to acquire shares of our Series A Preferred Stock. The Partnership and the identity of the natural persons and entities that made up the Partnership are described below.

Chancery Lane/GSC Investors, L.P.

The Partnership was formed in December 2000 for the purpose of investing in the Debenture. The Debenture was convertible into 21,692,311 of Moore Wallace’s common shares at a rate of $3.25 per share. The general partner of the Partnership was CLGI, Inc., whose sole shareholder was R. Theodore Ammon. The Class A limited partners of the Partnership were the GSC Investors and the following natural persons and entities were Class B limited partners of the Partnership:

Chancery Lane MIC, L.P.

Greenwich Street Capital Partners II, L.P.

GSCP Offshore Fund, L.P.

Greenwich Fund, L.P.

Greenwich Street Employees Fund, L.P.

TRV Executive Fund, L.P.

BTIP/Berenson Minella

DB Capital Investors, L.P.

Mark Alan Angelson 1997 Trust

Roger Altman

Austin Beutner

Robert Burton

Michael S. Kraus

James E. Lillie

Robert B. Lewis

Thomas Quinlan, III

Mark Hiltwein

Robert Burton, Jr.

Michael Burton

CLGI, Inc.

The Class A limited partners collectively invested $47 million in the Partnership and had (1) the right to all interest and redemption premium on the Debenture, (2) the right to exchange their Class A limited partnership interests for up to 40% of the Debenture or the common shares issuable on a conversion of the Debenture and (3) the right to consent to the Partnership’s conversion of the Debenture for so long as any Class A limited partnership interests were outstanding, unless certain minimum trading price or other conditions had been met. The Class B limited partners collectively invested $23.5 million in the Partnership and had the right to exchange their Class B limited partnership interests for up to 60% of the Debenture or the common shares issuable upon conversion of the Debenture if certain conditions were met. The Class B limited partners had no right to any interest or redemption premium from the Debenture. The Partnership’s general partner had only a nominal interest in the Partnership.

Conversion of the Debenture and Related Agreements.    As the minimum trading price or other conditions that would have allowed the Partnership to convert the Debenture without the Class A limited partners’ consent had not been satisfied by December 2001, the Partnership could not convert the Debenture at that time without that consent. In early December 2001, Moore Wallace came to a general understanding with the Class A limited partners regarding an agreement for the early conversion by the Partnership of the Debenture. This understanding included the issuance of the additional shares referred to in the second paragraph of the “Selling Securityholders—Overview” section. At that time, Moore Wallace’s board of directors appointed a special committee of three directors, entirely independent of the Partnership and the GSC Investors and with no personal interest in the transaction, to review the transaction and report to its full board of directors. The special committee retained independent financial and legal advisors. Based on their own review of the transaction, and advice they received from their advisors, including an opinion from their financial advisor that the consideration to be paid by Moore Wallace was fair from a financial point of view, the special committee recommended the transaction to its board of directors for approval. Moore Wallace’s board (with Messrs. Angelson, Burton and Eckert having disclosed their interest in the transaction and refraining from voting) unanimously approved the transaction.

Allocation of Common Shares.    On December 28, 2001, pursuant to their rights under the partnership agreement, the Partnership’s partners received 21,692,311 of Moore Wallace’s common shares. Those shares were allocated in accordance with the partnership agreement, with 40% of the shares allocated to the GSC Investors, as the Class A limited partners, and 60% of the shares allocated to the Class B limited partners, which included certain members of our management who are identified on this page below under “Interest of Officers and Directors in the Debenture.” Aside from the 1,650,000 additional shares issued as an inducement to the Class A limited partners to induce them to consent to the Partnership’s early conversion of the Debenture, the shares issued to the Partnership were divided among the partners of the Partnership on a pro rata basis in accordance with their entitlements under their partnership agreement.

Additional Shares.    The 1,650,000 additional shares were issued as an inducement to the Class A limited partners to require the Partnership to convert the Debenture. The 1,650,000 additional shares were allocated among the GSC Investors in proportion to their investment in the Class A limited partnership interests.

Moore Wallace paid the expenses of the Partnership and certain of the expenses of the GSC Investors in connection with the conversion and the issuance of the additional shares.

Acquisition of Payment Processing Solutions, Inc.

Pursuant to an Agreement and Plan of Merger (“PPS Acquisition Agreement”) dated as of November 26, 2003, among Moore Wallace, Laser Company, Inc., an indirect wholly owned subsidiary of Moore Wallace, PPS and the stockholders of PPS, Moore Wallace agreed to acquire PPS. Pursuant to the terms of the PPS Acquisition Agreement, on December 31, 2003, Moore Wallace issued 1,580,213 Moore Wallace common shares to certain of the GSC Investors. On February 25, 2004, Moore Wallace issued an additional 2,233,989 Moore Wallace common shares in lieu of a cash payment to certain of the GSC Investors. The GSC Investors allocated the common shares of Moore Wallace as follows:

Name	Percentage

Greenwich Street Capital Partners II, L.P.	89.3378%

GSCP Offshore Fund, L.P.	1.8625%

Greenwich Fund, L.P.	3.0262%

Greenwich Street Employees Fund, L.P.	5.3332%

TRV Executive Fund, L.P.	0.4403%

TOTAL:	100.00%

On April 15, 2004, pursuant to a Working Capital Post-Closing Adjustment Agreement entered into in connection with the acquisition of PPS by Moore Wallace, 33,074 shares of our common stock were forfeited by the GSC Investors in satisfaction of claims arising as a result of certain post-merger calculations set forth in the PPS Acquisition Agreement.

Interest of Officers and Directors in the Debenture and the Acquisition of PPS

Alfred C. Eckert III, who is our director, also holds the following positions with the GSC Investors:

•	a managing member of Greenwich Street Investments II, L.L.C., which is the general partner of the GSC Investors;

•	a limited partner of GSCP (NJ), L.P., which is the manager of the GSC Investors; and

•	a shareholder and executive officer of GSCP (NJ), Inc., which is the general partner of GSCP (NJ), L.P.

In addition to their interest in the Debenture, certain of the GSC Investors were the majority shareholders of PPS prior to its sale to Moore Wallace.

Mark A. Angelson, our chief executive officer and director, Thomas J. Quinlan, III, our executive vice president, operations, and Michael S. Kraus, our executive vice president, strategy were Class B limited partners of the Partnership and, therefore, had an interest in the Debenture conversion.

Of the 21,692,311 common shares issued upon conversion of the Debenture, an aggregate of 11,446,155 were issued to the GSC Investors, 306,237 were issued to Mr. Angelson and a trust controlled by Mr. Angelson, 138,462 were issued to Mr. Quinlan and 69,096 were issued to Mr. Kraus. As described above, all common shares were allocated among the Partnership’s partners in proportion to their investments in the Partnership.

Registration of Common Shares

Under the terms of the registration rights agreement with the Partnership entered into in December 2000, the Partnership had certain rights to request that Moore Wallace file a registration statement registering, for offer and sale, the Partnership’s shares issued upon conversion of the Debenture and the additional shares. The right to request registration under the terms of the registration rights agreement was assigned to the GSC Investors in connection with the conversion of the Debenture and the dissolution of the Partnership. On January 10, 2002, the GSC Investors exercised their right under that registration rights agreement to request that Moore Wallace file a registration statement.

Pursuant to the Combination Agreement we have agreed to be bound by the terms of the registration rights granted to the Partnership and are filing a registration statement that contains this prospectus. The registration rights agreement, along with a second registration rights agreement entered into among Moore Wallace, the Partnership and the GSC Investors in December 2001, provides, among other things, for the right to request two widely-distributed underwritten offerings under this prospectus. In addition, (1) the GSC Investors, as the parties requesting the registration of the securities covered by this prospectus, have the right to request an unlimited number of block trades (whether or not underwritten) and an unlimited number of non-underwritten takedowns and (2) the other selling securityholders exercising piggy-back rights have the right to participate in a widely-distributed underwritten offering requested by the GSC Investors, subject to cutback rights, and to sell their securities in block trades.

Selling Securityholders

The following table sets forth, based on information currently available to the registrant:

•	the name of each selling securityholder;

•	the number of securities and the percentage of securities beneficially owned by each selling shareholder prior to the date of this prospectus, if such selling shareholder owns more than one percent of the outstanding securities;

•	the number of securities being offered hereby by each selling shareholder; and

•	the number of securities and the percentage of securities to be beneficially owned by each selling shareholder after the sale of all securities registered hereby, if such selling shareholder will own more than one percent of the outstanding securities.

The selling securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. We have registered the securities covered by this prospectus for offer and sale by the selling securityholders so that those securities may be freely sold to the public by them. Registration of the securities covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

Name	SECURITIES BENEFICIALLY OWNED AS OF MARCH 31, 2004		Number of Securities Offered	SECURITIES BENEFICIALLY OWNED IF ALL SECURITIES REGISTERED ARE SOLD
	Number	Percentage		Number	Percentage
Greenwich Street Capital Partners II, L.P.(1)	9,488,073	4.37%	9,488,073	0	*
Greenwich Street Employees Fund, L.P.(1)	566,415	*	566,415	0	*
Greenwich Fund, L.P.(1)	321,396	*	321,396	0	*
GSCP Offshore Fund, L.P.(1)	197,802	*	197,802	0	*
TRV Executive Fund, L.P.(1)	46,762	*	46,762	0	*
TOTAL	10,620,448	4.88%	10,620,448	0	*

*	Before the date of this prospectus, the selling securityholder owns, and after the completion of the sale of all of the securities the selling securityholder will own, less than 1% of the outstanding securities.
(1)	Greenwich Street Investments II, L.L.C. is the general partner of each of the GSC Investors. GSCP (NJ), L.P. is the manager of each of the GSC Investors. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. Alfred C. Eckert III (a member of our board of directors), Keith W. Abell, Richard M. Hayden, Robert A. Hamwee, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner are the executive officers and stockholders of GSCP (NJ), Inc., limited partners of GSCP (NJ), L.P. and managing members of Greenwich Street Investments II, L.L.C. (except for Mr. Wagner).

For the purposes of Rule 13d-3 under the Exchange Act, because of their relationship with the GSC Investors, each of Greenwich Street Investments II, L.L.C., GSCP (NJ), L.P., GSCP (NJ), Inc., Messrs. Abell, Hayden, Hamwee, Inglesby, Kaufman and Wagner and Ms. Vanden Beukel (collectively, the “GSC Investor Affiliates”) may be deemed to beneficially own the securities held by the GSC Investors. Notwithstanding the foregoing, the GSC Investor Affiliates disclaim beneficial ownership of the securities held by the GSC Investors except to the extent of their pecuniary interest in the securities.

SECURITIES ELIGIBLE FOR FUTURE SALE

As of March 31, 2004, we had outstanding 217,242,234 securities. The securities registered hereby are not freely tradable without restriction or registration under the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the “Securities Act”). Other than 995,534 securities newly issued on December 31, 2003 and 1,374,339 securities newly issued on February 25, 2004, all of these securities are eligible for sale in accordance with Rule 144 or Rule 145 under the Securities Act.

In general, under Rule 144 as currently in effect, any person who has beneficially owned securities for at least one year, including persons who may be deemed an “affiliate” of the registrant, is entitled to sell within any three-month period a number of securities that does not exceed the greater of (i) 1% of the then outstanding securities or (ii) the average weekly trading volume in our securities during the four calendar weeks preceding such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and to the availability of our current public information. In addition, any person who is not deemed our “affiliate,” and who has beneficially owned his or her securities for at least two years, is entitled to sell such securities under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

While no predictions can be made of any effect that open market sales of securities or the availability of securities for sale will have on the market price prevailing from time to time, sales of substantial amounts of our securities in the public market, or the perception that such sales will occur, could adversely affect market prices and trading activities in our common stock.

PLAN OF DISTRIBUTION

The selling securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. We have registered the securities covered by this prospectus for offer and sale by the selling securityholders so that those securities may be freely sold to the public by them. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling securityholders of the securities. See “Use of Proceeds.”

Methods of Distribution by Selling Securityholders

Each of the selling securityholders may offer and sell any or all of the securities from time to time and in several different ways. For example, they may make sales:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

When selling the securities, the selling securityholders may enter into hedging transactions. For example the selling securityholders may:

•	enter into transactions involving short sales of securities by broker-dealers;

•	sell securities short themselves and deliver the securities registered under this prospectus to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	enter into option or other types of transactions that require the selling securityholders to deliver securities to a broker-dealer or other person, who will then resell or transfer the securities under this prospectus; or

•	loan or pledge the securities to a broker-dealer or other person, who may sell the loaned securities or, in the event of default, sell the pledged securities.

From time to time, the selling securityholders may offer securities through brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from any selling shareholder, agents and/or purchasers for whom they may act as agent.

Unless otherwise agreed, all securities will be sold in accordance with the terms of the registration rights agreements in place with respect to the securities.

Preparation of an Additional Prospectus to Describe the Method of Sale

If necessary, we will prepare another prospectus to describe the method of sale in greater detail. As of the date of this prospectus, we do not know of any arrangements by the selling securityholders to sell the securities, nor do we know which brokerage firms the selling securityholders may select to sell the securities. In addition, the selling securityholders may sell the securities without the aid of a registration statement if they follow certain SEC rules, including Rule 144 under the Securities Act.

Parties that may be Deemed Underwriters

The selling securityholders and any brokers, dealers or agents that participate in the distribution of the securities may be considered “underwriters” under the federal securities laws. If a selling shareholder is considered an underwriter, any profits on the sale of securities by it and any associated discounts, concessions or commissions may be considered underwriting compensation under the federal securities laws. In addition, if a selling shareholder is considered an underwriter, the selling shareholder may be subject to some liabilities for misstatements and omissions in the registration statement.

We have agreed to indemnify the selling securityholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act or to contribute to payments that the selling securityholders may be required to make in that respect.

Regulation of Sales by Selling Securityholders

The selling securityholders and any other person participating in a sale or distribution of securities will be subject to applicable provisions of the Exchange Act, which is the federal statute regulating sales of securities. Some rules and regulations issued by the Commission, including some limitations on activities during securities offerings and anti-fraud provisions, may limit when the selling securityholders, or any other person, may sell or purchase the securities.

Specifically, and without limiting the preceding paragraph, the selling securityholders will be subject to Regulation M, the provisions of which may limit the timing of purchases and sales of securities by the selling securityholders. These limitations may affect the marketability of the securities.

In some jurisdictions, the state securities laws require that the securities be offered or sold only through registered or licensed brokers or dealers. In addition, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

Expenses

We will not receive any part of the proceeds from the sale of the securities. We will bear expenses we incur in registering the securities with the Commission. We estimate these expenses to be approximately $114,996. If and when we are required to update this prospectus, we may incur additional expenses in excess of the amount estimated above. The selling securityholders will pay their own expenses, including underwriting discounts, brokerage commissions, legal fees or similar expenses, in offering and selling the securities.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby has been passed upon for the registrant by Sidley Austin Brown & Wood LLP, counsel for the registrant.

EXPERTS

The consolidated financial statements and the related financial statement schedule of R.R. Donnelley & Sons Company (the “Company”) as of December 31, 2003 and 2002 and for the years then ended incorporated in this prospectus by reference from their Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated February 18, 2004 (which reports express an unqualified opinion and include an explanatory paragraph referring to: (i) the Company’s changes in the composition of its reportable segments in 2003 and 2002; (ii) the Company’s change in its accounting for goodwill and intangible assets in 2002; and (iii) their audit of the transitional adjustments related to these changes reflected in the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Moore Wallace Incorporated incorporated in this prospectus by reference from the R.R. Donnelley & Sons Company Current Report on Form 8-K/A dated February 27, 2004 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 26, 2004, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of R.R. Donnelley & Sons Company as of and for the year ended December 31, 2001 incorporated in this prospectus by reference from their Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Arthur Anderson LLP, independent auditors. Arthur Andersen LLP did not, however, reissue its report for inclusion in such Annual Report. We rely on the report of Arthur Andersen LLP. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it as an expert and as having audited the consolidated financial statements of R.R. Donnelley & Sons Company as of and for the year ended December 31, 2001 and incorporating by reference its audit reports into this prospectus. This limits your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

4,655,644 Shares

R.R. Donnelley & Sons Company

Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.